Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement of IndyMac ABS, Inc. for the registration of IndyMac ABS, Inc., Residential Mortgage-Backed Trust, Series 2005-L3, in the registration statement on Form S-3 (No. 333-127617) and to the incorporation by reference therein of our report dated January 24, 2005 (except for Note 3k, as to which the date is March 15, 2005), with respect to the financial statements of Financial Guaranty Insurance Company, appearing in the Form 8-K/A of IndyMac ABS, Inc. dated December 9, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

December 9, 2005